EXHIBIT 99.1

SpeedConnect, LLC

Report of Independent Registered Public Accounting Firm
and
Financial Statements

December 31, 2018 and 2017

SpeedConnect, LLC

FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of SpeedConnect LLC:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SpeedConnect LLC (“the Company”) as of December 31, 2018 and 2017, the related statements of operations, members’ equity (deficit), and cash flows for the years ended December 31, 2018 and 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two year period then ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2019.

Salt Lake City, UT
September 5, 2019

SpeedConnect, LLC
BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,229,691	$166,125
Prepaid expenses and other current assets	143,510	201,242
Total current assets	$7,373,201	$367,367
NON-CURRENT ASSETS
Property and equipment, net	$2,082,725	$2,888,543

Intangible assets, net	$79,331	$15,426,969
Goodwill	220,419	220,419
Deposits and other assets	13,190	11,190
Total non-current other assets	$2,395,665	$18,547,121

TOTAL ASSETS	$9,768,866	$18,914,488

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$363,833	$1,399,009
Revolving credit facilities	—	1,126,790
Accrued and other current liabilities:
Accrued compensation	4,867,001	283,369
Deferred revenue	220,249	463,816
Customer deposits and other	82,737	76,974
Total current liabilities	$5,533,820	$3,349,958

NON-CURRENT LIABILITIES
Long term portion:
Note payable, net of discounts	$—	$2,651,744
Note payable, net of discounts related party	—	13,000,000
Accrued paid-in-kind interest to related party	—	2,293,903
Total non-current liabilities	—	17,945,647
Total liabilities	$5,533,820	$21,295,605

Commitments and contingencies – See Note 6	—	—
MEMBERS’ EQUITY (DEFICIT)	4,235,046	(2,381,117)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$9,768,866	$18,914,488

See accompanying notes to financial statements

SpeedConnect, LLC
STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2018	2017

REVENUES:
Service	$17,257,522	$20,594,305
Equipment	67,033	205,691
Total Revenues	$17,324,555	$20,799,996

COST OF SALES:
Service	$9,245,759	$10,103,364
Equipment	57,003	127,038
Total Costs of Sales	$9,302,762	$10,230,402
Gross profit	$8,021,793	$10,569,594
OPERATING EXPENSES:
Sales and marketing	$317,805	$1,554,604
General and administrative	1,369,287	1,608,573
Payroll and related	5,999,428	2,449,192
Professional fees	2,980,483	1,381,917
Bad Debt	551,277	990,437
Depreciation	454,664	3,706,328
Amortization	9,489	478,314
Total operating expenses	$11,682,433	$12,169,365

Loss from operations	$(3,660,640)	$(1,599,771)

OTHER INCOME (EXPENSE)
Loss on impairment of assets	$(676,739)	$(18,377,509)
Gain on disposal of assets	44,661,863	2,793,750
Other	(4,166)	37,166
Interest expense	(2,542,405)	(2,653,070)
Total other income (expenses)	$41,438,553	$(18,199,663)

NET INCOME (LOSS)	$37,777,913	$(19,799,434)

See accompanying notes to financial statements

SpeedConnect, LLC
STATEMENT OF MEMBERS’ EQUITY (DEFECIT)
For the years ended December 31, 2018 and 2017

	Class AA Memberships	Class A Memberships	Class B Memberships	Accumulated Earnings	Total
Beginning January 1, 2017	$5,500,000	$14,911,951	$500,774	$(3,744,408)	$17,168,317

Members’ contribution	250,000	—	—	—	250,000

Losses	—	—	—	(19,799,434)	(19,799,434)
Ending Balances as of December 31, 2017	5,750,000	14,911,951	500,774	(23,543,842)	(2,381,117)

Dividends	(5,750,000)	(8,604,255)	—	(16,807,495)	(31,161,750)

Earnings	—	—	—	37,777,913	37,777,913
Balances as of December 31, 2018	$—	$6,307,696	$500,774	$(2,573,424)	$4,235,046

See accompanying notes to financial statements

SpeedConnect, LLC
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$37,777,913	$(19,799,434)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	454,664	3,706,328
Amortization	9,489	478,314
Amortization of debt discount	223,256	73,899
Impairment of property and equipment	676,739	16,934,849
Impairment of intangible assets	—	1,442,660
Bad debt expense	(551,277)	(990,437)
Gain on disposal of assets	(44,661,863)	(2,793,750)
Changes in operating assets and liabilities:
Decrease in prepaid expenses and other assets	55,732	263,878
Increase in accounts payable and accrued expenses	1,260,316	520,272
Decrease in other liabilities	(243,567)	(68,378)
Net cash provided by (used in) operating activities	$(4,447,321)	$1,196,232

Cash flows from investing activities:
Acquisition of property and equipment	$(369,359)	$(3,027,353)
Proceeds from sale of property and equipment	43,798	—
Cash received from sale of spectrum assets	60,000,000	3,200,000
Net cash provided by investing activities	$59,674,439	$172,647

Cash flows from financing activities:
Proceeds from member contributions	—	250,000
Capital repayment	(14,354,255)	—
Preferred dividend	(16,807,495)	—
Payments on debt – related party	(13,000,000)	(1,000,000)
Payments on debt – third party	(2,875,000)	(500,000)
Net payments on revolving credit facilities	(1,126,790)	(238,478)
Net cash used in financing activities	$(48,163,540)	$(1,488,478)

Net increase (decrease) in cash	$7,063,566	$(119,599)
Cash and cash equivalents - beginning of period	$166,125	$285,724

Cash and cash equivalents - end of period	$7,229,691	$166,125

Supplemental Cash Flow Information:

Cash used for:
	2018	2017
Interest expense	$4,387,079	$1,473,550
Taxes	$—	$—

See accompanying notes to financial statements

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations

SpeedConnect, LLC (the “Company” or “SpeedConnect”) was formed for the purpose of operating wireless communications services as well as providing customers with email, web space, and networking support services in mid-Michigan, eastern Michigan, Arizona, Illinois, Montana, Nebraska, South Dakota, Texas, and Iowa. Subsequent to its formation, the Company expanded its services throughout the United States through business acquisitions. These acquisitions were targeted by the Company’s identification of wireless telecommunications licensing 2.5 GHz radio spectrum. The Company’s primary source of revenue is sales of services to commercial and residential customers in the above-mentioned areas. In addition to revenue generated from subscription sales of Internet connectivity services for its customers and their installation and support, the Company’s spectrum acquisitions were sold to Sprint (“Sprint” or “Clearwire Spectrum Holdings”) during 2018. See Notes 2, 6 and 8.

Revenue Recognition

Revenue is recognized over the period that services are provided to the customers. Services are billed one month in advance based on billing terms and recognized as revenue once the service is performed. Customers enter into service agreements for up to a two-year period, however most customers agree to one-year terms and after going on a month to month basis which may also include the lease or purchase of certain equipment from the Company. Month to month, customers can cancel their service agreements at any time and those under contract for $150 early cancelation fee. Deferred revenue represents service revenue collected in advance. Equipment sales are recorded when earned. Other revenue, which includes late fees and reconnection related fees, is part of service revenue and is recorded when earned.

On January 1, 2018, we adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all of the related amendments (“New Revenue Standard”). In our evaluations and in adopting the modified retrospective approach for contracts and revenue in general, there was no difference in our revenue recognition practices upon adoption that resulted in adjustments material to the consolidated financial statements. We expect the impact of the adoption of the New Revenue Standard to continue to be immaterial on an ongoing basis.

Cash and Cash Equivalents

The Company considers all investments with a maturity date of three months or less when purchased to be cash equivalents. There are no cash equivalents as of December 31, 2018 and 2017.

Accounts Receivable

Accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. Management considers past due accounts receivable uncollectible based on its reserve calculations. All amounts deemed to be uncollectible are changed against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts on accounts receivable balances was approximately $961,469 and $133,225 as of December 31, 2018 and 2017.

Property and Equipment

Property and equipment are stated at cost or fair value if acquired as part of a business combination. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. The carrying amount of accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss in s included in results of operations. The estimated useful lives of property and equipment are 3 to 30 years.

Goodwill and Intangible Assets

Goodwill relates to amounts that arose in connection with our various business combinations and represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets when accounted for using the acquisition method of accounting. Goodwill is not amortized, but it is subject to periodic review for impairment.

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

We test goodwill and other intangible assets with indefinite lives at the reporting unit level for impairment on an annual basis and between annual tests, if events and circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying value. Events that would indicate potential impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, including a decline in market capitalization, a significant adverse change in legal factors, business climate or operational performance of the business and an adverse action or assessment by a regulator.

In performing the annual goodwill impairment test, we utilize the two-step approach. The first step, or Step 1, requires a comparison of the carrying value of each reporting unit to its estimated fair value. To estimate the fair value of our reporting units for Step 1, we use a combination of the income approach, the market comparable approach and the market transaction approach. The income approach is based on a discounted cash flow analysis, or DCF approach, and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value, using a risk-adjusted discount rate. Assumptions used in the DCF approach require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates and the amount and timing of expected future cash flows. The forecasted cash flows are based on our most recent operating activities and assumed growth rates. We believe our assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF approach are based on estimates of the weighted-average cost of capital, or WACC, of market participants relative to each respective reporting unit. The market approaches consider comparable and transactional market data based on multiples of revenue or earnings before interest, taxes, depreciation and amortization, or EBITDA, based on trading multiples of selected guidelines companies and deal multiples of selected target companies.

If the carrying value of a reporting unit exceeds its estimated fair value, we are required to perform the second step, or Step 2, of the annual goodwill impairment test to measure the amount of impairment loss, if any. Step 2 of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of goodwill is calculated as the difference between the fair value of the reporting unit and the estimated fair value of its assets and liabilities. To the extent this amount is below the carrying value of goodwill, an impairment charge is recorded to write down the carrying value to its implied value. Based on our impairment testing, we recorded an impairment to intangibles and goodwill for the years ended December 31, 2018 and 2017 of $0 and $1,442,660, respectively.

Impairment charges related to goodwill have no impact on our cash balances.

Impairment of Long-lived Tangible and Intangible Assets

Our intangible assets consist primarily of customer relationships and developed technology. The majority of our intangible assets were recorded in connection with our various business combinations. Our intangible assets are recorded at fair value at the time of their acquisition. We amortize intangible assets over their estimated useful lives.

The estimated useful lives of the individual categories of intangible assets were based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the shorter of the respective lives of the agreement or the period of time the intangible assets are expected to contribute to future cash flows. We amortize our finite-lived intangible assets based on patterns on which the respective economic benefits are expected to be realized. We amortize the majority of our intangible assets, which as of December 31, 2018 of customer lists, on a straight-line basis of approximately eight years, as this methodology most closely approximates the pattern of economic benefits for these assets.

We evaluate long-lived tangible and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present with respect to long-lived tangible and intangible assets used in operations and undiscounted future cash flows are not expected to be sufficient to recover the assets’ carrying amount, additional analysis is performed as appropriate and the carrying value of the long-lived assets is reduced to the estimated fair value, if this is lower, and an impairment loss is charged to expense in the period the impairment is identified. Factors we generally consider important which could trigger an impairment review on the carrying value of other long-lived tangible and intangible assets include the following: (1) significant underperformance relative to expected historical or projected future operating results, (2) significant changes in the manner of our use of acquired assets or the strategy for our overall business, (3) underutilization of our tangible assets, (4) discontinuance of product lines by ourselves or our customers, (5) significant negative industry or economic trends, (6) significant decline in our enterprise value for a sustained period, and (7) goodwill impairment identified during an impairment review.

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

We performed evaluations that resulted in impairments of tangible and intangible assets. As of December 31, 2018 and 2017, calculated impairments of tangible assets of $958,914 and $16,934,849, respectively, and impairments of intangible assets were $0 and $1,442,660, respectively.

Business Acquisitions

Due to our 2.5 GHz spectrum acquisition focus our business acquisitions have historically been made at prices above the fair value of the assets acquired and liabilities assumed, resulting in goodwill or some identifiable intangible asset. Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management but are inherently uncertain.

We generally employ the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Net assets acquired are recorded at their fair value and are subject to adjustment upon finalization of the fair value analysis.

Debt Issuance Costs

Debt issuance costs were incurred by the Company in connection with obtaining a bank note payable. These costs are amortized over the term of the related debt. Amortization of debt issuance costs was $223,256 and $73,894 for the years ended December 31, 2018 and 2017, respectively.

Deferred Revenue

The Company bills its customers in advance of services being received. Deferred revenue represents service revenue collected in advance.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro-rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the Company’s operating agreement.

Concentration of Credit Risk, Off-Balance Sheet Risks and Other Risks and Uncertainties

Financial instruments that potentially subject us to concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. We invest our excess cash primarily in low risk interest bearing securities. We do not require collateral or other securities to support customer receivables; however, we perform on-going credit evaluations of our customers and maintain allowances for potential credit losses.

With the sale of the spectrum assets described in Notes 2, 6 and 8, Sprint agreed to allow the Company access to the spectrum assets, from which all of the current revenues are generated, until March 2020 for a monthly payment of $150,000. The Company or Sprint can essentially terminate the agreement with thirty-day notice.

Financial Instruments and Fair Value of Financial Instruments

Our primary financial instruments at December 31, 2018 and 2017 consisted of cash equivalents, accounts receivable, accounts payable and debt. We apply fair value measurement accounting to either record or disclose the value of our financial assets and liabilities in our financial statements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Described below are the three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

 Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Research and Development

Our research and development programs focus on telecommunications products and services. Research and development costs are expensed as incurred. Any payments received from external parties to fund our research and development activities reduce the recorded research and development expenses.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising costs of $317,805 and $1,554,604 for the years ended December 31, 2018 and 2017, respectively.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. The Company’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Recently Adopted Accounting Pronouncements

On January 1, 2018, we adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all of the related amendments (“New Revenue Standard”). In our evaluations and in adopting the modified retrospective approach for contracts and revenue in general, there was no difference in our revenue recognition practices upon adoption that resulted in adjustments material to the consolidated financial statements. We expect the impact of the adoption of the New Revenue Standard to continue to be immaterial on an ongoing basis.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which amends ASC 718, Compensation – Stock Compensation. This ASU requires that most of the guidance related to stock compensation granted to employees be followed for non-employees, including the measurement date, valuation approach, and performance conditions. The expense is recognized in the same period as though cash were paid for the good or service. The effective date is the first quarter of fiscal year 2020, with early adoption permitted, including in interim periods. The ASU has been adopted using a modified-retrospective transition approach. The adoption did not have a material effect on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, Topic 842). Topic 842 requires lessees to classify leases as either finance or operating leases and to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. We expect to adopt Topic 842 using the effective date, January 2019, as the date of our initial application of the standard. Consequently, financial information for the comparative periods will not be updated. We expect that our finance and operating lease commitments will be subject to the new standard and recognized as finance and operating lease liabilities and right-of-use assets upon our adoption of Topic 842, which will increase our total assets and total liabilities that we report relative to such amounts prior to adoption.

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Management has reviewed other recently issued accounting pronouncements and have determined there are not any that would have a material impact on the condensed consolidated financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company sold all of its 2.5 GHz spectrum Assets to Sprint, and simultaneously leased those licenses back on a short-term basis to allow for either a smooth wind-down of its business operations at the end of 2019, or a sale of its customers and remaining assets to an acquirer that was willing and capable of moving all network radios, resources, and the customer premise equipment using 2.5 GHz radio spectrum to another group of channels or other forms of delivery the Company would not continue providing services beyond the end of 2019.

Cash flows generated from operating activities were enough to support all working capital requirements for the years ended December 31, 2018 and 2017, however concern for working and other capital requirements for 2019 and 2020 exist. Ultimately, the remaining network assets (less 2.5 GHz spectrum) and customers of the Company were sold in May 2019 after management spent the prior year putting operations in shut down mode. Except for $317,805 in 2018, the Company has spent no significant amounts in 2018 and 2019 for marketing and advertising as in prior years. New Management intends to operate the assets sold as a going concern and has started spending marketing and advertising monies to reverse the decline of the customer bases that has occurred. In addition to working capital, New Management will be required to raise approximately $12,000,000 to $15,000,000 in capital to upgrade the network to properly support the customer base under a 5G alternative to the 2.5 GHz spectrum sold by the Company to Sprint. Financing activities described below will help with working capital and other capital requirements.

We incurred ($3,660,640) and ($1,599,771), respectively, in losses from operations, and we used ($4,447,321) and was provided $1,196,232, respectively, in cash for operations for the years ended December 31, 2018 and 2017. Cash flows from financing activities were ($48,163,552) and ($1,488,478) for the same periods. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a period of one year from the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During 2018, the Company’s 2.5 GHz spectrum assets were sold for $60,000,000 to Sprint, resulting in a gain of $44,661,863. These proceeds from this sale were distributed to the members after paying appropriate debt, consulting fees and other related expenses. Distributions during 2018 were $31,161,762, approximately $20,000,000 was used to pay off debt and interest and approximately $7,500,000 was used as consulting fees and bonuses.

In order for us to continue as a going concern for a period of one year from the issuance of these financial statements, we will need to obtain additional debt or equity financing and look for companies with cash flow positive operations that we can acquire. There can be no assurance that we will be able to secure additional debt or equity financing, that we will be able to acquire cash flow positive operations, or that, if we are successful in any of those actions, those actions will produce adequate cash flow to enable us to meet all our future obligations. Most of our existing financing arrangements are short-term. If we are unable to obtain additional debt or equity financing, we may be required to significantly reduce or cease operations.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation as of December 31, 2018 and 2017 are as follows:

	2018	2017
Property and equipment:
Buildings and improvement	$—	$422,665
Machinery and equipment	9,631	7,199
Transportation equipment	27,806	69,098
Furniture and fixtures	—	161,844
Computer equipment and software	4,147,215	4,245,710
Customer fulfillment costs	220,640	139,979
	4,405,292	5,046,495
Accumulated depreciation	(2,322,567)	(2,157,952)
Property and equipment, net	$2,082,725	$2,888,543

Depreciation expense was $454,664 and $3,706,328 for the years ended December 31, 2018 and 2017, respectively. This Company also recorded impairments determined at the end of each of these years of $676,727 and $16,934,849 as of December 31, 2018 and 2017, respectively.

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 4 – DEBT FINANCING ARRANGEMENTS

Financing arrangements as of December 31, 2018 and 2017 are as follows:

	2018	2017
Note payable to a member (1)	$—	$10,028,571
Note payable to a member (2)	—	2,971,429
Note payable with bank (3)	—	4,001,790
Total financing arrangements	$—	$17,001,790

Less current portion:
Notes payable	$—	$(1,126,790)
Long-term portion	—	15,875,000
Debt Discounts	—	(223,256)
Long term portion of debt	—	15,651,744

(1)
Note payable to a member commenced on November 21, 2014, includes interest at 16% with 12% of the interest payable quarterly and 4% accrued on the principal balance as paid-in-kind interest until the maturity date of November 21, 2020, at which time the principal balance of the note is due in a lump sum. Total related party interest expense for the years ended December 31, 2018 and 2017 was $1,517,000 and $1,842,000, respectively. The note is collateralized by substantially all assets of the Company and was paid off in 2018.

(2)
Note payable to a member commenced on November 21, 2014, includes interest at 16% with 12% of the interest payable quarterly and 4% accrued on the principal balance as paid-in-kind interest until the maturity date of November 21, 2020, at which time the principal balance of the note is due in a lump sum. Total related party interest expense for the years ended December 31, 2018 and 2017 was $450,000 and $546,000, respectively. The note is collateralized by substantially all assets of the Company and was paid off in 2018.

(3)
Note payable to a bank due in monthly installments of principal and interest varying in amount through September 30, 2021. The note bore interest at 3.75% above the intercontinental exchange LIBOR rate. The note is collateralized by substantially all assets of the Company and was paid off in 2018.

Under agreements with the related party lender, the Company is subject to financial covenants, including a fixed charge coverage ratio, a net total funded debt to EBITDA ration, maximum capital expenditures, and a debt to net worth ratio covenant. At times during the years ended December 31, 2018 and 2017, the Company was not in compliance with the covenants; however, waivers were obtained from the lenders.

During 2016, the Company had a secured financing arrangement with a bank with maximum borrowings of $5,000,000. The financing arrangement consisted of a term loan of $3,500,000 and a working capital line of credit with maximum borrowings of $1,500,000. Outstanding borrowings under the working capital line of credit were $1,365,268 as of January 1, 2017. The working capital line of credit bore interest at 3.75% above the intercontinental exchange LIBOR (an effective rate of 4.52%) and was collateralized by substantially all assets of the Company. The loan matures on October 30, 2020. Covenants associated with the new debt arrangement include maintaining a specified ration of funded debt to adjusted EBITDA, the fixed charge coverage ration covenant, and the debt to net worth ration covenant. This financing arrangement was paid off in 2018.

See Lease financing arrangement in Note 6.

NOTE 5 – MEMBERSHIP INTERESTS

The Company has authorized and issued Class AA membership interests, Class A membership interests, and Class B membership interests, which are represented by the respective percentage interests set forth in the Third Amended and Restated Operating Agreement of SpeedConnect, LLC (“the agreement”).

These membership interests contain certain rights, privileges, and preferences including the following:

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Voting Rights – A board of manager is appointed by the members of the various classes of membership interests as provided and further described under the Agreement. The board of manager has the full and complete authority, power, and discretion to manage and control the business affairs and priorities of the Company, to make all decision regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Conversion Rights – Certain Class AA members have the right and option to convert all (and not less than all) of their respective Class AA membership interests into Class B membership interests pursuant to the specific direction, formula, and triggering event as more fully described and provided in the Agreement.

Distribution Rights – Subject to the provisions under the Agreement, the board of managers, in its sole discretion, shall determine all distributions to members as fully described and provided in the Agreement as follows:

First, distributions are provided to the Class AA members that have not exercised their conversion rights pursuant to the Agreement. Members will share on a pro rate basis based upon the amount of each member’s respective accrued and unpaid preference return as of the end of such fiscal year date in relation to the aggregate of the accrued and unpaid preference returns of all members as of the end of the fiscal year. The preference return is the cumulative return, compounded annually, equal to 8% per annum of the net capital contributed outstanding from time to time.

Second, to the Class AA members that have not exercised their conversion rights pursuant to the Agreement, on a pro rata basis in an aggregate amount equal to two times the capital contributions by each Class AA member, less any other distributions paid to a Class AA member as prescribed above.

Third, to the Class A members on a pro rata basis the amount of each such member’s respective accrued and unpaid preference return as of the end of such fiscal year date in relation to the aggregate of the accrued and unpaid preference return of all such members as of the end of the fiscal year. The preference return is the cumulative return, compounded annually, equal to 8% per annum of the net capital contributed outstanding from time to time.

Fourth, to the Class A members in proportion and to the extent of their respective net capital contributed as defined further in the Agreement.

Fifth, to the Class B members in proportion and to their Class B membership interest percentages taking into account any conversion (as provided and more fully described in the Agreement).

Additionally, if the bank covenants are satisfied, the Agreement requires payments to be made to a Class A member in the amount of $20,000 monthly. The payments are considered first as an advance against the preference return and then as a capital repayment until reduced to zero, at which time the member will no longer own Class A membership interest. There were no preference returns or capital repayments during the years ended December 31, 2018 and 2017.

Transfer Rights – Membership interests may not be transferred or assigned, except for those pursuant to certain transfer provisions set forth in detail in the Agreement. No transfers have occurred.

Put and Call Options – Due to certain circumstances and/or triggering events as provided and set forth in the Agreement, specific put and call options are available and limited to certain members of the Company.

During 2017 there was a $250,000 contribution from the Class AA members.

During 2018, there were liquidating dividends of $31,161,750 comprised of returns of capital accounts of $5,750,000 and $8,604,255 for the Class AA members and Class A members, respectively, and $16,807,495 in distributions to members.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Lease Obligations – Lessee

 The Company is obligated under operating leases for towers and office space expiring at various dates through December 31, 2044. The leases require the Company to pay taxes, insurance, utilities and maintenance costs. Monthly rent for tower leased ranges from $25 to $3,378 per month per lease and monthly rent for office leases is $5,057 per month. Total rent expense for tower leases and office space was $3,009,394 and $2,896,559 for the years ended December 31, 2018 and 2017, respectively.
Future minimum lease payments are as follows:

 SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Years ending December 31	Tower	Office	Total
2019	$2,611,754	$60,684	$2,672,438
2020	2,001,864	—	2,001,864
2021	1,331,807	—	1,331,807
2022	860,988	—	860,988
2023	345,269	—	345,269
Thereafter	193,169	—	193,169
Total	$7,344,850	$60,684	$7,405,534

Sale Leaseback

With the sale of the spectrum assets in 2018 (see Note 8), Sprint agreed to allow the Company access to the spectrum assets until March 2020 for a monthly payment of $150,000. During 2018, the Company paid Sprint for use of the spectrum assets $534,525, net of adjustments. This sale lease back is being treated as an operating lease. The Company or Sprint can essentially terminate the agreement with a thirty-day notice.

Other Commitments and Contingencies

The Company sponsors a 401(K) plan for substantially all employees. The plan provides for the Company to make a discretionary matching contribution. During 2018 and 2017, the Company made 3,715 and 2,555 in discretionary matching contributions, respectively.

On April 25, 2017, the Company entered into a Supply Agreement with a supplier of telecommunications equipment. A good portion of the equipment was returned to the supplier as defective. The supplier has issued a claim against the Company for $810,482 for unpaid amounts on the returned equipment. The Company disputes the claim in its entirety and believes that no amounts are owing under the Supply Agreement.

In June 2019 the Company settled a dispute in the Iowa District Court for $35,000 related to unpaid rental payments for retail space leased to the Company during 2018. The dispute was settled with prejudice by stipulation dated June 21, 2019.

The Company filed a lawsuit against a third party, alleging business defamation and tortious interference with business expectations. After the third party failed to file a timely response, the Saginaw County Circuit Court entered a default judgement against the third party in favor of SpeedConnect in the amount of $100,000.

NOTE 7 – RELATED PARTY ACTIVITY

Accounts Payable

As of December 31, 2018 and 2017, the Company had related party accounts payable of zero and $35,535, respectively, which is recorded in Accounts Payable and Accrued Expenses in the balance sheet

Management Fees and Bonus

Consulting fees are paid to members who are active in company management. Fees paid to members during 2018 and 2017 were $295,908 and $311,258, respectively. In addition, the CEO who is also a member, received a bonus upon the sale of the FCC spectrum of $3,492,433 in 2018 in accordance with incentive agreements in place, which is recorded in Accrued Compensation on the balance sheet as of December 31, 2018.

Debt

Payments were made under outstanding related party debt and interest during 2018 of $13,000,000 and $4,260,728, respectively. Payments were made under outstanding related party debt and interest during 2017 of $1,000,000 and $972,385, respectively.

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets are comprised of the following:

 December 31, 2018

	Gross carrying amount (1)	Accumulated Amortization	Net Book Value	Useful Life
Customer lists	$250,129	(170,798)	79,331	8.35 years
Spectrum rights	—	—	—
License agreements	$—	—	—
	$250,129	(170,798)	79,331

Goodwill	$220,419	—	220,419	—

December 31, 2017

	Gross carrying amount (1)	Accumulated Amortization	Net Book Value	Useful Life
Customer lists	$250,129	(161,298)	88,831	9.35 years
Spectrum rights	15,188,138	—	15,188,138
License agreements	$150,000	—	150,000
	$15,588,267	(161,298)	15,426,969

Goodwill	$220,419	—	220,419	—

(1) Decreases from 2017 to 2018 are from the sale of the spectrum for $60,000,000, which resulted in a gain of $44,661,862. In 2017, the Company sold part of its spectrum for $3,200,000 resulting in a gain of $2,793,250. See more details on this acquisition in Note 2 to these financial statements.

Remaining amortization of the intangible assets is as following for the next five years and beyond:

	2019	2020	2021	2022	2023	Beyond
Customer lists	9,500	9,500	9,500	9,500	9,500	31,831

NOTE 9 – SUBSEQUENT EVENTS

Effective April 3, 2019, the Company entered into an Asset Purchase Agreement for the acquisition of substantially all of the remaining assets after the sale of its 2.5 GHz spectrum assets of the Company for $1.75 million, as adjusted, and the assumption of all contracts and liabilities pertinent to operations (“The Asset Purchase Agreement”). This transaction closed on May 7, 2019. As such, the Company has no significant assets as of the close of business on May 7, 2019.

As part of the Asset Purchase Agreement, the Company was hired as the manager of the 2.5 GHZ spectrum assets it leased back from Sprint and the relationship it has with Sprint related to the spectrum assets that were sold to Sprint. This was done to prevent any change of control of the spectrum assets under lease back to the Company. The actual close of the 2.5 GHz spectrum assets sale occurred in October 2018, however under the March 2018 agreement, the sale and leaseback arrangement will end March 31, 2020 with rights by Sprint or the Company to terminate some or all of use of its 2.5 GHz spectrum assets on a month by month basis. The Company, as manager, is to operate, monitor, repair as needed, secure and confirm compliance with FCC rules as the pertain to the use of the spectrum licenses and leases, and moreover insure that any equipment related to the spectrum assets is used in a proper manner as to provide radio connections to customers.